Paxton Energy Signs Acquisition Agreement

SAN FRANCISCO, CA--(Marketwire -11/17/11)- Paxton Energy, Inc. (OTC.BB: PXTE.OB - News) (“Paxton”), an energy turnaround company engaged in the acquisition, exploration, development and drilling of oil and natural gas properties, is pleased to announce that on November 14, 2011, the Company entered into a definitive acquisition agreement, which is expected to close on or before December 15, 2011. Paxton will acquire a 2% Override Interest in the entire Mustang Island 818-L Lease, covering 14,400 acres in the Gulf of Mexico, with a 10.35% Working Interest in the recently drilled I-1 well, located on the lease, from Black Cat Exploration & Production, LLC (“Black Cat”), a Texas limited liability company.

The agreement calls for a total purchase price of five-million seven hundred fifty thousand dollars ($5,750,000). Black Cat will receive an initial payment of two hundred fifty thousand dollars ($250,000) and a note in the amount of one million dollar ($1,000,000). The note is payable in monthly installments of  Two Hundred Fifty Thousand Dollars ($250,000) every 30 days, from the closing, with interest of 8% per annum on the balance. The remainder of the Purchase Price will be paid at closing, through the issuance of a total of forty-five million (45,000,000) shares of common stock of Paxton.The closing of the agreement is subject to the satisfaction of a number of conditions precedent, including but not limited to the continued accuracy of the representations and warranties being made as of the closing date and the satisfaction of due diligence regarding seller's title to the assets being transferred.

"We are pleased to be able to acquire a Working Interest in a producing property," said Charles F. Volk, Jr., Chairman and CEO of Paxton. "This acquisition exemplifies Paxton's business strategy of acquiring properties with proved and probable reserves and then developing the fields by reworking the existing wells and drilling new wells."

About Paxton
Paxton engages in the acquisition, exploration, development and drilling of oil and natural gas properties. Paxton is an energy turnaround company whose strategy is to acquire cash flow producing properties with proven reserves, develop the fields by reworking existing wells and drilling new wells. Paxton was founded in 2004 and is based in Stateline, Nevada.

Cautionary Note to U.S. Investors
Effective January 1, 2010, the United States Securities and Exchange Commission (SEC) now permits oil and gas companies, in their filings with the SEC, to disclose not only "proved" reserves (i.e., quantities of oil and gas that are estimated to be recoverable with a high degree of confidence), but also "probable" reserves (i.e., quantities of oil and gas that are as likely as not to be recovered) as well as "possible" reserves (i.e., additional quantities of oil and gas that might be recovered, but with a lower probability than probable reserves). As noted above, statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this press release that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC's latest reserve reporting guidelines. Investors are urged to consider closely the disclosure in Paxton's Annual Report on Form 10-K available from Paxton at P.O. Box 1148, Zephyr Cove, NV 89448 (attn: Investor Relations). You can also obtain this report from the SEC by calling 1-800-SEC-0330 or from the SEC's website at www.sec.gov.

Safe Harbor
Statements about Paxton's future expectations and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Paxton intends that such forward-looking statements be subject to the safe harbors created thereby.

The above information contains information relating to Paxton that is based on the beliefs of Paxton and/or its management as well as assumptions made by and information currently available to Paxton or its management. Paxton does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact

Surety Financial Group, LLC
410-833-0078

Source: Paxton Energy, Inc.